Exhibit 99.1

NEWS RELEASE

DuPont Photomasks Completes Private Offering of $125 Million of 1.25% Convertible Subordinated Notes

ROUND ROCK, Texas — May 5, 2003 — DuPont Photomasks, Inc. (NASDAQ: DPMI) today announced that it has completed the private placement of $125 million aggregate principal amount of 1.25% Convertible Subordinated Notes due May 15, 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The amount sold includes the notes purchased by the initial purchasers upon exercise of their 30-day option to purchase an additional $20 million of notes.

The net proceeds of the offering will be used for general corporate purposes, including working capital, and may also be used to acquire additional businesses, products, and technologies and to invest in joint ventures. The Company may also use a portion of the net proceeds to repurchase or repay its outstanding convertible subordinated notes due 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Company Contact

Tom Blake

DuPont Photomasks, Inc.

Tel: (512) 310-6562

tom.blake@photomask.com

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